Exhibit 8.3

17 May 2011

Rio Tinto Limited 120 Collins Street Melbourne Vic 3000	Rio Tinto Finance (USA) Limited 120 Collins Street Melbourne Vic 3000

Dear Sirs

Rio Tinto Finance (USA) Limited

We have acted as Australian Counsel to Rio Tinto Limited (Rio Tinto) and Rio Tinto Finance (USA) Limited (the Company) in connection with the offering by the Company of guaranteed debt securities (the Securities) from time to time in accordance with the registration statement (File No. 333-151839) filed with the United States Securities and Exchange Commission (the SEC) by the Company, Rio Tinto Limited and Rio Tinto plc on June 23, 2008, as amended by the post-effective amendment no.1 dated 14 April 2009 and the post-effective amendment no. 2 to be filed with the SEC on or about 17 May 2011 in relation to the Securities (the Registration Statement).

We hereby confirm that, in our opinion, the statements set forth under the heading ‘Australian Taxation’ in the Registration Statement concerning the principal Australian tax consequences generally applicable to a holder of the Securities who is a resident of the United States and not a resident of Australia for tax purposes are a fair and accurate summary of the matters therein discussed.

Our opinion is limited to matters of Australian tax law. We express no opinion as to any other matters. Our opinion is based upon Australian tax law as at the date of this letter and the description of the Securities contained in the Registration Statement. Our opinion is given on the basis that it will be construed, and all matters arising under it (including any liability) will be determined, in accordance with the laws of the State of New South Wales.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading ‘Australian Taxation’ in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours faithfully

/s/ Allens Arthur Robinson

Allens Arthur Robinson